Exhibit 14.1
MERCANTILE BANCORP, INC.
CODE OF ETHICS
MAY 2004
(Re-adopted July 17, 2006)
I. OVERVIEW
Mercantile Bancorp, Inc.’s Code of Ethics sets forth the guiding principles by which we operate our company and conduct our daily business with our stockholders, customers, vendors and with each other. These principles apply to all of the directors, officers (including but not limited to its Chief Executive Officer and Chief Financial/Accounting Officer) and employees of Mercantile Bancorp, Inc. and all of its wholly owned financial services subsidiaries (referred to in this Code collectively as the “Company”).
II. PRINCIPLES
Complying with Laws, Regulations, Policies and Procedures
All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their position with the Company. Employees are responsible for talking to their manager or Compliance Officer to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.
Conflicts of Interest
All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts or gives the appearance of a conflict with the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. The Company employees are encouraged to utilize the Company’s products and services, but this should generally be done on an arm’s length basis.
Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management or the Compliance Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

Corporate Opportunity
Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Directors, officers and employees owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.
Confidentiality
Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is specifically authorized by the Company or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors of the Company or harmful to the Company or its customers or employees if disclosed.
Fair Dealing
We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.
Each director, officer and employee is expected to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.
Each director, officer, and employee should be objective in decision making and candid with fellow workers, regulatory personnel and external auditors, and attorneys.
Protection and Proper Use of Company Assets
All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.
Internal control procedures have been developed to safeguard assets and ensure proper reporting and disclosure of financial information. All employees, officers, and directors are expected to comply with the procedures established.
Public Company Reporting
As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.
Financial Statements and Other Records
All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.
Records should always be retained or destroyed according to the State Bankers Association Record Retention Schedule applicable to the individual bank or bank holding company, as the case may be. In accordance with this retention schedule, in the event of litigation or governmental investigation please consult the Compliance Department, your manager or other superior.
Consequences for non-compliance
Violations of the standards set in the Code of Ethics, may, depending upon their seriousness, be grounds for disciplinary action including termination of employment and must, in any event, be corrected immediately.
III. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR
Reporting Illegal or Unethical Behavior
Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their supervisor or superiors or the Compliance Department. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the Compliance Officer. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact the Audit Committee of the Board of Directors of the Company. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law.
Accounting Complaints
The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee. Subject to its legal duties, the Audit Committee and the Board will treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

Non-Retaliation
The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.
IV. Amendment, Modification and Waiver
This Code may be amended or modified by the Board of Directors of the Company. Waivers of this Code may only be granted on the recommendation of the Board of Directors or a committee of the Board with specific, delegated authority. Waivers will be disclosed to shareholders to the extent required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the American Stock Exchange.
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To report suspected violations, please put it in writing and seal in an envelope addressed to the Audit Committee of Mercantile Bancorp Inc. It should be sent or delivered to Bancorp offices at 440 Maine St. in Quincy, Il 62301.

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